EXHIBIT 10.1
TERMINATION OF MERGER AGREEMENT
This TERMINATION OF MERGER AGREEMENT (this “Agreement”) dated May 18, 2020, is between Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), and Commerce Financial Holdings, Inc., a Wisconsin corporation (the “Company”).
RECITALS
A.    Nicolet and the Company are parties to an Agreement and Plan of Merger dated as of February 17, 2020 (the “Merger Agreement”). Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Merger Agreement.
B.    Pursuant to the Merger Agreement, if the Nicolet Common Stock Price is below $62.00 per share at the time set for Closing, either party may have the right to terminate the Merger Agreement. Nicolet has indicated that, in such circumstances, it intended to exercise its right to terminate the Merger Agreement.
C.    Triggered by the COVID-19 pandemic and widespread business shutdowns that were mandated to control the spread of the virus, the U.S. economy and other major economies throughout the world have moved into recession, and stock prices for most publicly traded companies have dropped significantly. The stock price for Nicolet common stock has fallen more than 30% since the Merger Agreement was signed and has not traded at or above $62.00 for more than two months.
D.    The parties believe it is unlikely the Nicolet Common Stock Price will reach $62.00 within the time provided in the Merger Agreement, expected to be mid-summer, and that it is unlikely that the Merger will close based on Nicolet’s intention to terminate in such circumstances.
E.    Rather than continuing to pursue and plan for a transaction that is unlikely to close, the parties believe it is in the best interest of their respective shareholders, customers and employees to mutually agree to terminate the Merger Agreement to enable them to focus more efforts on addressing the impacts of the pandemic on their businesses and customers.
F.    To assist the Company in addressing the costs and negative impact of having entered into the Merger Agreement, Nicolet has agreed to make certain payments to the Company as provided in this Agreement.
AGREEMENTS
In consideration of the recitals and the following mutual promises, covenants and agreements, the parties agree as follows:
1. Mutual Termination.
(a)    Pursuant to section 10.1(a) of the Merger Agreement, Nicolet and the Company agree to terminate the Merger Agreement, effective immediately.
(b)    As provided in section 10.2 of the Merger Agreement, notwithstanding termination, the Confidentiality Agreement and the provisions contained in sections 10.2, 10.3 and Article 11 of the Merger Agreement shall survive this termination.
2. Payments and Transfers.    On execution and delivery of this Agreement by the parties, Nicolet shall:
(a)    pay to the Company by wire transfer of immediately available funds to an account specified by the Company a lump sum payment in the amount of Five Hundred Thousand Dollars and no cents ($500,000.00); and
(b)    transfer and deliver to the Company 4,000 shares of the Company’s $0.01 par value common stock registered in Nicolet’s name and represented by certificate number 374, duly endorsed for transfer or accompanied by an executed stock power.

3. Publicity.    Nicolet and the Company agree to the joint press release announcing the execution and delivery of this Agreement in the form attached to this Agreement as Exhibit A (the “Agreed Statement”). Neither the Company nor Nicolet shall issue or cause the publication of any other press release or other public announcement or public statement regarding this Agreement, or the discussions between them or their counsel leading to its execution, that are inconsistent with the Agreed Statement in any material way, except to the extent required by applicable Legal Requirements or Nasdaq Rules.
4. Release. Each of Nicolet and the Company hereby unconditionally and irrevocably acquits, remises, releases and forever discharges the other party, their affiliates, and their respective present, future or former officers, directors, employees, affiliates, agents, shareholders, members, partners, advisors and representatives, and their respective successors and assigns of and from any and all claims, losses, liabilities, demands and causes of action of any kind whatsoever arising under the Merger Agreement.
5. No Breach. The parties acknowledge that neither Nicolet nor the Company has breached an obligation under the Merger Agreement.
6. Cooperation and Further Assurances.    The parties agree to cooperate in withdrawing or terminating, as appropriate, all filings made with applicable regulatory authorities in connection with the transactions contemplated by the Merger Agreement and to take such acts and execute such documents as the other party may reasonably request to carry out the intent of this Agreement.
7. Miscellaneous.
(a)    This Agreement may be executed in any number of counterparts (including by electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
(b)    All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

NICOLET:		COMPANY:
NICOLET BANKSHARES, INC.		COMMERCE FINANCIAL HOLDINGS, INC.
By:	/s/ Michael E. Daniels	By:	/s/ Joseph Fazio III
Name: Michael E. Daniels		Name: Joseph Fazio III
Title: Executive Vice President and Secretary		Title: Chief Executive Officer

EXHIBIT A

FOR IMMEDIATE RELEASE

Termination of Merger Agreement

GREEN BAY, WI, May 18, 2020 - As previously reported, on February 17, 2020, Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) and Commerce Financial Holdings, Inc. (“Commerce”) entered into a definitive merger agreement (“Merger Agreement”), pursuant to which Nicolet would acquire Commerce and its wholly-owned banking subsidiary, Commerce State Bank (“Commerce Bank”). For the reasons and on the terms set forth below, on May 18, 2020, Nicolet and Commerce mutually agreed to terminate the Merger Agreement.

Pursuant to the Merger Agreement, if the Nicolet Common Stock Price, as defined in the Merger Agreement, is below $62.00 per share at the time set for Closing, either party may have the right to terminate the Merger Agreement. Nicolet has indicated that, in such circumstances, it intended to exercise its right to terminate the Merger Agreement.

Triggered by the COVID-19 pandemic and widespread business shutdowns that were mandated to control the spread of the virus, the U.S. economy and other major economies throughout the world have moved into recession, and stock prices for most publicly traded companies have dropped significantly. The stock price for Nicolet common stock has fallen more than 30% since the Merger Agreement was signed and has not traded at or above $62.00 per share for more than two months.

The parties believe it is unlikely the Nicolet Common Stock Price will reach $62.00 per share within the time provided in the Merger Agreement, expected to be mid-summer, and that it is unlikely that the Merger will close based on Nicolet’s intention to terminate in such circumstances.

Rather than continuing to pursue and plan for a transaction that is unlikely to close, the parties believe it is in the best interests of their respective shareholders, customers and employees to mutually agree to terminate the Merger Agreement which will enable them to focus more on addressing the impacts of the pandemic on their businesses and customers.

To assist Commerce in addressing the costs incurred by having entered into the Merger Agreement, Nicolet has agreed pay Commerce $500,000.00 and surrender 4,000 shares of Commerce common stock currently held by Nicolet.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

About Commerce Financial Holdings, Inc.

Commerce Financial Holdings, Inc. is the bank holding company of Commerce State Bank. Opened in August 2005, Commerce State Bank is a full-service, state-chartered bank headquartered in West Bend with additional offices in Cedarburg, Elm Grove and Sheboygan. Today, the bank has total assets of $729 million, making it the 32nd largest bank in the State of Wisconsin. Commerce State Bank is dedicated to helping communities through its Random Acts of Commerce program.